UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 29, 2013

IMPERIAL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Florida	001-35064	30-0663473
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 Park of Commerce Boulevard, Suite 301 Boca Raton, Florida	33487
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code: (561) 995-4200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Termination Agreement

On April 30, 2013, Imperial Holdings, Inc. (the “Company”) and its subsidiaries, Imperial Premium Finance, LLC, Imperial PFC Financing, LLC, Imperial PFC Financing II, LLC, Imperial Life Financing II, LLC and Imperial Life & Annuity Services, LLC (together, the “Imperial Parties”) entered into a Master Termination Agreement and Release (the “Termination Agreement”) with CTL Holdings, LLC (“CTL” and together with the Imperial Parties, the “LPIC Parties”) and Lexington Insurance Company (the “LPIC Provider”). Under the Termination Agreement, the LPIC Parties made a payment of $48.5 million to the LPIC Provider (the “Release Payment”) and the LPIC Provider and the LPIC Parties provided full releases to each other in respect of the lender protection insurance coverage issued by the LPIC Provider and the claims paid by the LPIC Provider in respect of that coverage.

In addition to the 220 life insurance policies with an aggregate death benefit of approximately $1.10 billion that are anticipated to be reflected on the Company’s balance sheet at March 31, 2013 (which excludes the policies referenced in Item 2.01 below), the Company owns an additional 323 life insurance policies with an aggregate death benefit of approximately $1.64 billion that have historically been characterized as “Life Settlements with Subrogation rights, net” and that have been kept off-balance sheet as contingent assets for financial reporting purposes. Pursuant to the Termination Agreement, the LPIC Provider has released any and all subrogation claims and related salvage rights in these life insurance policies and the Company expects to reflect ownership of these policies on its consolidated financial statements in future periods. 267 of the 323 life insurance policies that have historically been characterized as “Life Settlements with Subrogation rights, net,” with an aggregate death benefit of approximately $1.34 billion, along with 192 other life insurance policies owned by the Company, have been contributed to White Eagle Asset Portfolio, LLC (“White Eagle”) and have been pledged as collateral securing the financing arrangement described below under “Premium Paying Facility.” The Company is currently evaluating its remaining policies and may seek to borrow against some or all of these policies in the future. The Company may also determine to intentionally lapse certain policies that have a lower return profile or as its portfolio management strategy dictates.

The forgoing summary does not purport to be complete and is qualified in its entirety by the Termination Agreement, which is expected to be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013.

Premium Paying Facility

Effective April 29, 2013, White Eagle, an indirect subsidiary of the Company, entered into a 15-year revolving credit agreement (the “Credit Agreement”) with LNV Corporation, as initial lender, Imperial Finance & Trading, LLC, as servicer and portfolio manager and CLMG Corp., as administrative agent (the “Agent”).

General & Security. The Credit Agreement provides for an asset-based revolving credit facility backed by White Eagle’s portfolio of life insurance policies with an initial aggregate lender commitment of up to $300 million, subject to borrowing base availability. Upon the closing of the Credit Agreement, White Eagle owns a portfolio of 459 life insurance policies with an aggregate death benefit of approximately $2.28 billion, which has been pledged as collateral under the Credit Agreement. In addition, the equity interests of White Eagle have been pledged under the Credit Agreement.

Borrowing Base. Borrowing availability under the Credit Agreement is subject to a borrowing base, which at any time is equal to the lesser of (A) the sum of all of the following amounts that have been funded or are to be funded through the next distribution date (i) the initial advance and all additional advances in respect of newly pledged policies that are not for ongoing maintenance advances, plus (ii) 100% of the sum of the ongoing maintenance costs, plus (iii) 100% of debt service (other than the rate floor described below), plus (iv) 100% of any other fees and expenses funded and to be funded as approved by the required lenders, less (v) any required payments of principal and interest previously distributed and to be distributed through the next distribution date; (B) 75% of the valuation of the policies pledged as collateral as determined by the lenders; (C) 50% of the aggregate face amount of the policies pledged as collateral (excluding certain specified life insurance policies); and (D) the then applicable facility limit.

Amortization & Distributions. Proceeds from the policies pledged as collateral under the Credit Agreement will be distributed pursuant to a waterfall. Absent an event of default, after premium payments and fees to service providers, 100% of the remaining proceeds will be directed to pay outstanding interest and principal on the loan unless the lenders determine otherwise. Generally, after payment of interest and principal, collections from policy proceeds are to be paid to White Eagle up to $76.1 million, then 50% of the remaining proceeds are to be directed to the lenders with the remainder paid to White Eagle and for any unpaid fees to service providers. With respect to approximately 25% of the face amount of policies pledged as collateral under the Credit Agreement, White Eagle has agreed that if policy proceeds that are otherwise due are not paid by an insurance carrier, the foregoing distributions will be altered such that the lenders will receive any “catch-up” payments in respect of amounts that they would have received in the waterfall prior to distributions being made to White Eagle. During the continuance of events of default or unmatured events of default, the amounts from collections of policy proceeds that might otherwise be paid to White Eagle may instead be applied to fund certain operating and third party expenses, interest and principal, “catch-up” payments or percentage payments that would go to the lenders as described above.

Initial Advance and Use of Proceeds. Amounts advanced to White Eagle following effectiveness of the Credit Agreement were approximately $83.0 million, with certain of the proceeds used to pay transaction expenses, and with a distribution to the Company used, in part, to redeem the Notes referenced in Item 8.01 below and to fund the Release Payment described above. Generally, ongoing advances may be made for paying premiums on the life insurance policies pledged as collateral, to pay debt service (other than the greater of LIBOR and 1.5%), and to pay the fees of service providers. Subsequent advances in respect of newly pledged policies are at the discretion of the lenders and the use of proceeds from those advances are at the discretion of the lenders.

Interest. Borrowings under the Credit Agreement bear interest at a rate equal to LIBOR or, if LIBOR is unavailable, the base rate, in each case plus an applicable margin of 4.00% and subject to a rate floor of 1.5%. The base rate under the Credit Agreement equals the sum of (i) the weighted average of the interest rates on overnight federal funds transactions or, if unavailable, the average of three federal funds quotations received by the Agent plus 0.75% and (ii) 0.5%.

Maturity. The term of the Credit Agreement expires April 28, 2028.

Covenants/Events of Defaults. The Credit Agreement contains covenants and events of default, including those that are customary for asset-based credit agreements of this type and including cross defaults under the servicing, contribution and pledge agreements entered into in connection with the Credit Agreement, changes in control of or insolvency or bankruptcy of the Company and relevant subsidiaries and performance of certain obligations by certain relevant subsidiaries, White Eagle and third parties. The Credit Agreement does not contain any financial covenants, but does contain certain tests relating to asset maintenance, performance and valuation with determinations as to the satisfaction of such tests involving determinations made by the lenders with a high degree of discretion.

The forgoing summary does not purport to be complete and is qualified in its entirety by the Credit Agreement, which is expected to be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013.

Item 1.02 Termination of a Material Agreement.

Pursuant to the Termination Agreement described it Item 1.01 above, the following material definitive agreements, filed as exhibits to the Company’s Form 10-K for the fiscal year ended December 31, 2012 have terminated: (i) Omnibus Claims Settlement Agreement dated as of September 8, 2010 by and between Imperial PFC Financing, LLC and Lexington Insurance Company, and (ii) Pledge and Security Agreement dated September 8, 2010 by Imperial Premium Finance, LLC and Lexington Insurance Company.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On April 30, 2013, OLIPP III, LLC, a subsidiary of the Company purchased all of the membership interests in CTL from Monte Carlo Securities, Ltd. Prior to this acquisition, the LPIC Provider maintained subrogation rights in the life insurance policies owned by CTL. Those rights were terminated pursuant to the Termination Agreement described in Item 1.01 above. CTL was acquired in exchange for $7.0 million and for assuming the amount of the Release Payment described in Item 1.01 above allocated to CTL. Antony Mitchell, the Company’s chief executive officer is the manager of CTL and was recused from participating in the Company’s Board of Directors’ consideration and approval of the transaction.

CTL owns a portfolio of 93 life insurance policies with an aggregate death benefit of approximately $340.0 million. None of these policies have been pledged as collateral in the facility described above under Premium Paying Facility although the Company may seek to borrow against these policies in the future. The Company is in the process of evaluating each of the acquired policies and may determine to intentionally lapse certain policies that have a lower return profile or as its portfolio management strategy dictates.

Item 7.01 Regulation FD Disclosure.

As a matter of course, the Company does not provide financial information except as of the close of its fiscal year or quarter in connection with its periodic reporting obligations. However, in the context of the events described in this Current Report on Form 8-K, the Company’s management has furnished the following updates:

•

giving effect to the initial borrowings under the Credit Agreement, the payment of the Release Payment, the redemption of the Notes described below and related transaction fees and costs, management estimates that the Company has cash and cash equivalents on the date of this Current Report on Form 8-K of approximately $23.8 million; and

•

including the life insurance policies that have historically been characterized as “Life Settlements with Subrogation rights, net” and the acquisition of CTL, management estimates that the Company’s total portfolio consists of 636 life insurance policies with an aggregate death benefit of approximately $3.1 billion on the date of this Current Report on Form 8-K.

The foregoing estimates represent the most current information available to the Company’s management and, as these are an intra-period estimate, will not be reflected in the Company’s normal financial closing and financial statement preparation process. As a result, the Company’s cash and cash equivalents and the total policy count and aggregate death benefit at the end of the second quarter will be different from the estimates furnished above and those differences could be material. Additionally, the Company’s independent registered public accountants have not compiled, examined or performed any procedures with respect to the foregoing estimates, nor have they expressed any opinion or any other form of assurance on such information, and assume no responsibility for the foregoing estimates.

On May 1, 2013, the Company issued two press releases announcing transactions described in this Current Report on Form 8-K. Copies of these press release are furnished as Exhibits 99.1 and 99.2 herewith.

The information under Item 7.01 and in Exhibits 99.1 and 99.2 in this Current Report on Form 8-K shall not be deemed to be “filed” for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities thereof, nor shall it be deemed to be incorporated by reference in any filing under the Exchange Act or under the Securities Act of 1933, as amended, except to the extent specifically provided in any such filing.

Item 8.01 Other Events.

On April 30, 2013, in connection with the borrowings described in Item 1.01 above under Premium Paying Facility, Greenwood Asset Portfolio, LLC, a subsidiary of the Company, redeemed all of its outstanding 12% Senior Secured Increasing Rate Bridge Notes due 2014 (the “Notes”), issued under an indenture (the “Indenture”), dated as of March 27, 2013 with Wilmington Trust, National Association, as indenture trustee. Total payments of principal and interest from the issuance of the Notes through redemption were $45,510,000. Effective as of the redemption of the Notes, the life insurance policies that were owned by Greenwood were released as collateral under the Indenture and were contributed to White Eagle.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibit

Exhibit 2.1	Membership Interest Purchase Agreement, dated as of April 30, 2013, by and among Monte Carlo Securities, Ltd. and OLIPP III, LLC.

Exhibit 2.2	Assignment and Assumption of Limited Liability Company Interests, dated as of April 30, 2013, by and between Monte Carlo Securities, Ltd. and OLIPP III, LLC.

Exhibit 99.1	Press release issued by the Company, dated May 1, 2013.

Exhibit 99.2	Press release issued by the Company, dated May 1, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

May 1, 2013

IMPERIAL HOLDINGS, INC.
(Registrant)

By:	/s/ Michael Altschuler
Michael Altschuler
General Counsel & Secretary

EXHIBIT INDEX

Exhibit No.	Description

2.1	Membership Interest Purchase Agreement, dated as of April 30, 2013, by and among Monte Carlo Securities, Ltd. and OLIPP III, LLC.

2.2	Assignment and Assumption of Limited Liability Company Interests, dated as of April 30, 2013, by and among Monte Carlo Securities, Ltd. and OLIPP III, LLC.

99.1	Press release issued by the Company, dated May 1, 2013.

99.2	Press release issued by the Company, dated May 1, 2013.